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                                                                   EXHIBIT 10.21


                        RADIATION THERAPY SERVICES, INC.
                          PERFORMANCE-BASED BONUS PLAN


1.       PURPOSE

         The purpose of this Performance-Based Bonus Plan (the "Plan") is to incentivize, motivate and retain certain eligible senior executive officers and key employees for achievement of goals relating to the performance of the Company. The Plan is designed to ensure that the bonus paid hereunder to any "covered employees" of the Company is deductible under Section 162(m) of the Internal Revenue Code (the "Code"), and the regulations thereunder ("Section 162(m)").

2.       PARTICIPANTS

         Participation in the Plan is determined in the discretion of the administrator. In selecting participants for the Plan, the administrator will select officers and key employees of the Company and its subsidiaries who are likely to have a significant impact on the performance of the Company.

3.       ADMINISTRATION OF THE PLAN

         The Plan will be administered by the Board of Directors of the Company or such committee as may be appointed by the Board of Directors at such time the Plan is required to be administered by two (2) or more "outside directors" under
Section 162(m) of the Code. The administrator shall have the sole discretion and authority to administer and interpret the Plan in accordance with Section 162(m) of the Code.

4.       PERFORMANCE AWARDS

         The bonus will be paid in cash, provided however that up to 50% of the bonus may at the election of the participant in shares of the Company's common stock (including restricted stock) and the value of the stock may be discounted up to 10%. The administrator will establish: (a) the award levels for the participants, (b) the performance goals which must be achieved in order for a participant to be paid an award at specified level, and (c) the formula for determining actual awards, using the performance measures as variables.

         Each participant's potential bonus award will be stated as a percentage of the bonus pool or the performance measure established by the administrator.

         The administrator may use one or more of the following performance measures in establishing performance goals for any participant for any fiscal period: (i) earnings before interest, taxes, depreciation and amortization; (ii) net after-tax income (iii) pre-tax income; (iv) total annual revenue; (v) earnings per share; (vi) cash flow; (vii) gross margin; (viii) appreciation in stock value; (ix) return on equity; (x) return on assets; (xi) operating profit;
(xii) individual performance objectives; and (xiii) other relevant operating and strategic business results.

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5.       PAYMENT OF BONUS

         No bonus will be paid until the administrator has certified in writing that the performance goals have been satisfied. The payment of a bonus for any given fiscal period requires that the participant be on the Company's payroll as of the date that the administrator determines that the performance goals were achieved. However, the administrator may make exceptions to this requirement in the case of death, retirement, or disability, or such other circumstances as the administrator may determine.

6.       AMENDMENT AND TERMINATION

         The administrator reserves the right to amend or terminate the Plan at any time without shareholder approval, except to the extent shareholder approval may be required to ensure the Plan's qualification under Section 162(m) of the Code, as in effect from time to time.

7.       EFFECTIVE DATE

         This Plan is effective as of April, 2004 as approved by the Company's shareholders and the Board of Directors and shall expire on December 31, 2009.